EXHIBIT 10.14

PERSONAL GUARANTY

This Personal Guaranty (“Guaranty”) is dated May 19, 2014 and is hereby entered into by and between Brad Nelms, an individual (the “Guarantor”), on the one hand, and SearchCore, Inc., a Nevada corporation (“SearchCore”), on the other hand.

RECITALS

WHEREAS, pursuant to that certain Domain Name Purchase Agreement dated May 16, 2014 (the “Purchase Agreement”), and the Assignment, Assumption and Indemnity Agreement dated May 19, 2014 (the “Sublease Agreement”), Platinum Technology Ventures, LLC, a Nevada limited liability company (“Platinum”) has agreed to assume all the obligations of SearchCore under that certain  Lease Agreement dated August 8, 2013 and that certain Buyback Agreement dated August 8, 2013, both by and between SearchCore and Domain Capital, LLC (“DCL”)

WHEREAS, Guarantor has agreed to personally and unconditionally guarantee repayment by Platinum of all obligations arising under the Sublease Agreement (the “Guaranteed Amounts”) to SearchCore, in the event Platinum fails to repay any portion of the Sublease Agreement in accordance with its terms.

NOW, THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

GENERAL TERMS

1. Beginning on the date hereof, in the event the Guaranteed Amounts have not been repaid in full by Platinum, (a) Guarantor hereby personally and unconditionally guarantees the payment of the Guaranteed Amounts under the Sublease Agreement to SearchCore in the event Platinum defaults for failure to pay DCL any portion of the obligations under the Sublease Agreement in accordance with its terms; and (b) Guarantor hereby agrees to reimburse SearchCore for any and all amounts of obligations under the Sublease Agreement that Platinum fails to pay under the terms of the Sublease Agreement, within ten (10) business days of being notified by SearchCore that Platinum has not fulfilled its payment obligations under the Sublease Agreement.

2. Guarantor is executing this Guaranty in order to induce SearchCore to agree to the terms of the Purchase Agreement and the Sublease Agreement.

3. This Guaranty is effective as of the date hereof and shall continue so long as Platinum owes DCL, or its assigns, money under the Sublease Agreement, or until such time as this Guaranty is terminated by the express written consent of Guarantor and SearchCore.

4. SearchCore and DCL may, without affecting Guarantor’s obligations herein: (i) grant renewals, extensions or modifications of the Sublease Agreement; or (ii) change the manner, place or terms of payment, and/or change or extend the time of payment of, renew or alter, any liability hereunder due by Guarantor to DCL or SearchCore.

5. The rights, powers and remedies given to SearchCore by this Guaranty are cumulative and shall be in addition to and independent of all rights, powers and remedies given to SearchCore by virtue of any statute or rule of law or under the Purchase Agreement or the Sublease Agreement or any other personal guaranties.  A separate action or actions may be brought and prosecuted against Guarantor whether action is brought against Platinum or any other guarantor, or whether Platinum or any other guarantor is joined in such action or actions.  Any forbearance or failure to exercise, and any delay by SearchCore in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

6. Guarantor waives any right to require SearchCore to (a) proceed against Platinum or any other guarantor; or (b) pursue any remedy in SearchCore’s power whatsoever.  Guarantor waives any defense arising by reason of any disability or other defense of the SearchCore or by reason of the cessation from any cause whatsoever of the liability of the SearchCore under the Sublease Agreement.  Until any and all obligations under the Sublease Agreement are repaid in full by Platinum or Guarantor, Guarantor shall have no right of subrogation, and Guarantor waives any defense Guarantor may have based upon any election of remedies by SearchCore or DCL which limits or destroys Guarantor’s subrogation rights or Guarantor’s rights to seek reimbursement from SearchCore or DCL or any other guarantor or surety, including, without limitation, any loss of rights Guarantor may suffer by reason of any rights or protections of SearchCore or DCL or Guarantor in connection with any anti-deficiency laws or other laws limiting or discharging the indebtedness or the obligations of the SearchCore or DCL or Guarantor.  Until any and all obligations under the Sublease Agreement are repaid in full by Platinum or Guarantor to DCL, Guarantor waives any right to enforce any remedy Guarantor may have against SearchCore or any other guarantor, surety, or other person, and further, Guarantor waives any right to participate in any collateral for the indebtedness now or hereafter held by SearchCore.  Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Guaranty and of the existence, creation, or incurring of new or additional obligations.

7. Guarantor warrants and agrees that each of the waivers set forth above is made with Guarantor’s full knowledge of its significance and consequences and that, under the circumstances, the waivers are reasonable and not contrary to public policy or law.  If any such waiver is determined to be contrary to any applicable law or public policy, such waiver shall be effective only to the extent permitted by law or public policy.

8. Together with the Purchase Agreement and Sublease Agreement, this is the entire agreement of the parties and this agreement may be modified only by a written agreement executed by both parties.

9. In case any provision in, or obligation under, this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10. This Guaranty and the rights and obligations of SearchCore and of Guarantor hereunder shall be governed and construed in accordance with the laws of the State of California applicable to contracts made and to be performed entirely therein, without giving effect to the rules or principles of conflicts of law.

11. This Guaranty is binding upon the undersigned, his/her executors, administrators, successors or assigns, and shall inure to the benefit of SearchCore, his/her successors and assigns.

12. The Guarantor consents to the jurisdiction of the courts of the State of California and of any state and federal court located in the County of Orange, California.

13. In the event SearchCore shall refer this Guaranty to an attorney to enforce the terms hereof, the Guarantor agrees to pay all the costs and expenses incurred in attempting or effecting the enforcement of SearchCore’s rights, including reasonable attorney’s fees, whether or not suit is instituted.

READ THIS AGREEMENT CAREFULLY.  THIS IS AN AGREEMENT TO GUARANTY THE PAYMENT OF A DEBT OF ANOTHER.  THIS MEANS THAT YOU MAY HAVE TO PAY THE DEBT OR OBLIGATION OF THE LENDER UNDER THE NOTE.

IN WITNESS WHEREOF, the Guarantor has signed this Guaranty and delivered it as of the date noted above.

“Guarantor”	“SearchCore”

SearchCore, Inc.,
a Nevada corporation
/s/ Brad Nelms
Brad Nelms, an individual

/s/ James Pakulis
	By:	James Pakulis
	Its:	President and CEO